Exhibit 99.1

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

FOR RELEASE

November 3, 2008 – 4:00 p.m. (EDT)

American Electric Technologies Reports Third Quarter Results

Company maintains profitability despite impact from Hurricanes

HOUSTON, November 3, 2008— American Electric Technologies, Inc. (NASDAQ: AETI), the premium supplier of custom-designed power distribution and control solutions for the traditional and alternative energy industries, announced today that net sales for the third quarter of 2008 were $14.8 million compared with $13.1 million for the third quarter of 2007, an increase of $1.7 million or 13.0%. Net income for the third quarter of 2008 was $0.013 million, or 0.2 cents per basic and diluted share, compared with $0.3 million, or 4 cents per basic and diluted share, for the same quarter last year. For the nine months ending September 30, 2008, net sales, net income and basic and fully diluted earnings per share were $48.4 million, $0.7 million and $0.09, respectively compared to $39.2 million, $1.7 million and $0.25, respectively in the comparable prior year period. The reported sales and earnings include the results of operations from our merger partner American Access Technologies, Inc. (AAT) since May 15, 2007. The 2007 quarter and nine months results included non-recurring pre-tax gains of $0.1 and $1.0 million, respectively, attributable to the sale of marketable securities.

As previously announced, AETI experienced production delays in its Gulf Coast operations due to preparation for and clean up after Hurricanes Ike and Gustav and estimates that revenues for the third quarter of 2008 were reduced by approximately $2.5 million as a result. The 2008 third quarter included hurricane related costs of approximately $100,000 that are not expected to be reimbursed by insurance.

“The disruption caused by the September hurricanes delayed the improvement in operating performance that we had anticipated. However, the dedication our people showed in storm preparation and recovery has restored the company’s Gulf Coast facilities to full capacity in a relatively short time” said Arthur Dauber, AETI’s chief executive officer. “We believe these efforts will result in full year sales exceeding $63 million and that our operating margins will continue to improve as we replace new school construction business with more value added products and services.”

Outlook for Fiscal 2008 and early 2009

The company’s sales through September 30, 2008 represent a 23 % increase over the comparable prior year of which 9 % is ascribable to the merger with AAT. As noted above, management expects that sales will exceed $63 million for the year and that full year profitability will reflect a substantial improvement over 2007. AETI expects recent margin improvements to continue, particularly in light of the reduced exposure to the new school construction market.

Operations have seen some impact from supplier delivery delays, particularly in the Technical Products and Services segment. Inflationary pressure on raw materials and components has moderated recently in the face of the turmoil in the global financial and commodity markets. Although the Company has not experienced any decline in its backlog as a result of the recent volatility, management believes that a slowdown in economic activity is possible and accordingly has recently initiated action plans to reduce overhead costs and conserve working capital. The Company believes these actions will sustain its strong financial position in the future without negatively impacting potential growth opportunities. Moreover, management believes that traditional energy and Chinese markets will remain healthy and that alternative energy markets continue to look promising. Accordingly, the Company’s recent product development investments for these markets will continue.

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

Third Quarter and Nine Months ended September 30, 2008 AETI highlights:

•

TP&S develops, manufactures, markets and services switchgear and variable speed drives and other power distribution and control equipment. The group offers technical services that include system start-up and commissioning and global service/support, as well as testing and maintenance services (power infrastructure consulting, substation services, breaker, switchgear and transformer services). TP&S generated 53% and 51% of the company’s total sales in the third quarter and nine months ending September 30, 2008, respectively. TP&S third quarter sales were $7.8 million compared with sales of $6.0 million in the same period of 2007, an increase of 29.5%. This increase was largely due to the continued strength in sales to all sectors of the global energy markets. As of September 30, 2008, the backlog for TP&S was approximately $15.9 million, a 3.9% increase from the end of the 2007. Approximately 70 percent of this backlog should be realized by December 31, 2008. This segment recently announced $5 million in contracts with L-3 Westwood for the marine propulsion market of which $2.2 will benefit future quarters.

•

AETI’s Electrical & Instrumentation (E&I) Construction segment installs electrical equipment for the energy, industrial, marine, water/wastewater and commercial markets. E&I Construction generated sales of $4.9 million in the third quarter and $17.4 million for the first nine months, increases of 1.0% and 19.2%, respectively, over the comparable 2007 periods. The rate of increase declined in the quarter due to reduction in new school construction project revenues. However, marine and wastewater treatment plant markets reflected stronger activity levels. The backlog for the E&I Construction segment was $8.9 million as of September 30, 2008, a decline of $9.8 million from December 31, 2007. This reduction is consistent with AETI’s intention to reduce its exposure to the lower-margin new school construction market. Approximately sixty percent of this backlog should be realized in revenues over the remainder of this fiscal year. The backlog associated with the new school construction business is estimated to be down to only $1.7 million as of December 31, 2008.

•

The AAT segment manufactures and markets zone cabling enclosures and manufactures formed metals products. This segment reported sales of $2.1 million for the third quarter, essentially unchanged from 2007 levels. AAT has experienced a slow- down in its custom fabricating market but has been able to augment sales with improvements in the patented zone cabling and contract manufacturing sectors. In the first quarter, AAT’s capital expenditures were approximately $0.7 million for shop equipment intended to increase capacity and productivity. No results for AAT were included for the period prior to its acquisition on May 15, 2007 so nine months reported sales in 2008 reflect a $2.7 million increase over the prior year. Year-to-date actual sales levels are essentially unchanged from the prior year for the AAT segment.

Joint Venture Highlights:

•

In the third quarter of 2008, AETI recorded equity income of $0.5 million, resulting from its 40 percent ownership in BOMAY, AETI’s joint venture in China that manufactures electrical systems for the Chinese drilling market. BOMAY recorded sales of $35 million for the first nine months of 2008 that are not consolidated in the company’s results. For the nine months ending September 30, 2008 and 2007, AETI recorded equity income of $1.5 million and $1.1 million, respectively.

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

•	During July, 2008, BOMAY paid a dividend of $1 million to AETI from its 2007 retained earnings.

AETI had borrowings of $4 million as of September 30, 2008, under its revolving credit facility, a reduction of $1 million from the previous quarter and December 2007 balance. AETI management believes existing cash, working capital and the $6 million unused availability from its credit facility combined with operating earnings will be sufficient to meet capital expenditures and working capital needs in the foreseeable future. In light of the recent turbulence in financial markets, AETI has implemented additional steps to optimize operating cash flow including the initiation of more rigorous credit and collection activities, inventory reduction plans and restriction of capital spending to necessity and high return projects.

AETI’s unaudited consolidated income statement and balance sheet for the period are attached and detailed information on the financial results for the quarter ended September 30, 2008 is included in the company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission on November 10, 2008.

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Investor Contact:	Media Contact:
John H. Untereker	Lena Clark
AETI’s Sr. Vice President & CFO	Ward Creative Communications
juntereker@aeti.com	lclark@wardcc.com
713-644-8182	713-869-0707

American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China, Singapore and Jakarta, Indonesia. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 31, 2008. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

AMERICAN ELECTRIC TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Unaudited

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
Net sales	$48,377,640	$39,191,846	$14,827,591	$13,117,377
Cost of sales	42,441,583	34,462,736	13,362,901	11,584,858

Gross profit	5,936,057	4,729,110	1,464,690	1,532,519

Operating expenses:
General and administrative	4,351,063	2,933,179	1,352,388	1,158,070
Selling	1,763,520	1,179,149	568,697	517,506

Total operating expenses	6,114,583	4,112,328	1,921,085	1,675,576

Income from operations	(178,526)	616,782	(456,395)	(143,057)

Other income (expense):
Equity in income of joint ventures	1,503,651	1,116,000	494,654	616,000
Gain on sale of marketable securities	—	1,022,157	—	59,827
Interest expense	(218,397)	(94,760)	(70,234)	(67,774)
Other, net	55,016	19,313	52,814	10,533

Total other income (expense)	1,340,270	2,062,710	477,234	618,586

Income before income tax expense	1,161,744	2,679,492	20,839	475,529

Income tax expense	429,863	945,759	7,710	166,115

Net income	$731,881	$1,733,733	$13,129	$309,414

Net income per common share:
Basic	$0.096	$0.253	$0.002	$0.045
Diluted	$0.095	$0.252	$0.002	$0.045
Weighted-average shares:
Basic	7,658,916	6,858,625	7,660,265	6,837,942
Diluted	7,667,500	6,867,209	7,668,849	6,844,765

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

AMERICAN ELECTRIC TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

Unaudited

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$799,489	$593,494
Accounts receivable-trade, net of allowance of $584,330 and $558,660, respectively	14,926,935	15,830,379
Accounts receivable-other	60,587	29,145
Income taxes receivable	271,468	819,403
Inventories, net	3,168,192	3,023,087
Costs and estimated earnings in excess of billings on uncompleted contracts	3,426,926	3,139,065
Prepaid expenses and other current assets	186,954	401,815
Due from employees	74,506	61,104
Deferred income taxes	380,059	473,408

Total current assets	23,295,116	24,370,900
Property, plant and equipment, net	5,753,051	5,357,526
Other assets, net	169,800	170,375
Advances to and investments in joint ventures	4,825,077	4,265,738
Deferred tax asset	2,103,900	2,173,526

Total assets	$36,146,944	$36,338,065

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,937,860	$5,397,310
Accrued payroll and benefits	1,278,799	1,125,551
Other accrued expenses	578,647	586,879
Billings in excess of costs and estimated earnings on uncompleted contracts	1,747,844	2,582,375
Income tax payable	360,576	—
Short-term notes payable	626,588	500,000

Total current liabilities	9,530,314	10,192,115
Notes payable	4,550,726	5,000,000

Total liabilities	14,081,040	15,192,115
Commitments and contingencies
Stockholders’ equity:
Common stock; $0.001 par value, 50,000,000 shares authorized, 7,663,434 shares issued and outstanding	7,663	7,661
Additional paid-in capital	7,324,035	7,294,910
Accumulated other comprehensive income	262,954	104,008
Retained earnings	14,471,252	13,739,371

Total stockholders’ equity	22,065,904	21,145,950

Total liabilities and stockholders’ equity	$36,146,944	$36,338,065